UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2017

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 5, 2017 (the “Closing Date”), Xcel Energy Inc. (“Xcel Energy”) entered into a 364-Day Term Loan Agreement (the “Term Loan Facility”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd, as Administrative Agent, and the several lenders party thereto.

Pursuant to the Term Loan Facility, Xcel Energy is entitled, subject to the conditions therein, to borrow up to an aggregate maximum principal amount of $500,000,000 (the “Commitment”). Xcel Energy borrowed $250,000,000 on the Closing Date, and shall have the right to make up to three additional borrowings of the remaining $250,000,000 of the Commitment prior to March 31, 2018 (the “Commitment Termination Date”). After the Commitment Termination Date, Xcel Energy will no longer be entitled to make any further borrowings under the Term Loan Facility. Amounts borrowed and repaid may not be reborrowed. Xcel Energy entered into this agreement to provide temporary incremental short-term debt capacity and currently plans to issue long-term debt in 2018 to repay the term loan and other outstanding commercial paper.

The Term Loan Facility is unsecured, and has a term of 364-days, ending on December 4, 2018 (the “Existing Maturity Date”) upon which all outstanding loans shall be due and payable; provided that the Lenders, at their sole discretion at the request of Xcel Energy, may recommit to keeping their loans under the Term Loan Facility outstanding for one additional 364-day period from the Existing Maturity Date (ending December 3, 2019, such date being the “Recommitted Maturity Date”). The recommitment option is exerciseable only to the extent that Lenders holding more than 50% of the then outstanding loans consent to such recommitment. If such option becomes effective, all loans owing to non-consenting Lenders shall be due and payable on the Existing Maturity Date (unless such loans are assumed by a different Lender consenting to such recommitment). All other loans owing to consenting Lenders shall be due and payable on the Recommitted Maturity Date.

Loans under the Term Loan Facility shall bear interest at a rate equal to either (i) the Eurodollar rate, plus a margin equal to 60.0 basis points, or (ii) an alternate base rate. In addition, until the Commitment Termination Date (or the borrowing of all amounts under the Term Loan Facility), Xcel Energy shall be required to pay the Lenders a commitment fee equal to 10 basis points per annum on the unborrowed portion of the Commitment under the Term Loan Facility. Each borrowing under the Term Loan Facility is subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Borrowings under the Term Loan Facility will be used for general corporate purposes of Xcel Energy and its subsidiaries, including the refinancing of indebtedness outstanding from time to time.

The Term Loan Facility has one financial covenant, requiring that Xcel Energy’s consolidated funded debt to total capitalization ratio be less than or equal to 65 percent. The Term Loan Facility also contains covenants which restrict Xcel Energy and, in certain instances, certain of its subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all assets and incurrence of liens. The Term Loan Facility is subject to acceleration upon the occurrence of an event of default, including, among other things, cross-default to indebtedness in excess of $75 million in the aggregate, change of control (as defined in the Term Loan Facility), nonpayment of monetary judgments of $75 million or more, and the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.

A copy of the Term Loan Facility is filed as Exhibits 99.01 hereto and is incorporated by reference herein. The description of the Term Loan Facility above is qualified in its entirety by reference to the full text of the Term Loan Facility.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description
99.01
364-Day Term Loan Agreement dated as of December 5, 2017 among Xcel Energy Inc., as Borrower, the several lenders from time to time parties thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Xcel Energy, as the Registrant, has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 7, 2017                    Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BRIAN J. VAN ABEL
Brian J. Van Abel
Vice President and Treasurer

4